Exhibit 99.1

To Our Shareholders:

I am pleased to report that in 2022 Urban Edge achieved outstanding results on multiple levels. The company grew FFO as adjusted per share by 11% from the prior year, achieved same-property net operating income growth of 4.1%, set a company leasing record by executing over one million square feet of leases, and was named one of New Jersey’s “Best Places to Work” by NJBIZ magazine.

This success is attributable to all our team members and to the many factors that differentiate Urban Edge from our peers. Chief among these is our portfolio of shopping centers concentrated in the New York metropolitan area, the most densely populated, supply constrained market in the country. Our portfolio benefits from having almost 210,000 people living within a three-mile radius of our centers, the highest average density within our peer group. We also have visibility to increase our net operating income by 18%, or $44 million annually, two-thirds of which is derived from executed leases with the remaining one-third from leases currently in negotiation – we believe the highest in our sector. Additional leasing opportunities will arise as new anchors open and the demand for surrounding shop space increases. Our balance sheet is strong and uniquely positioned with indebtedness solely attributable to non-recourse single-asset mortgages. We are the only shopping center REIT that carries no corporate debt.

Leasing, Leasing, Leasing

Every department in our company is critical to our growth, but leasing is the engine that drives the business. Achieving record volumes of leasing activity was a great accomplishment, and it is worth noting that cash leasing spreads for the year increased 12% above prior in-place rents. These spreads were driven by new leases from high quality tenants that include grocers, discounters, medical services and restaurants. This record leasing volume is a testament to the intrinsic value of our real estate and the talent of our team.

Our occupancy is increasing due to the quality of our portfolio and the continued demand from retailers. Our consolidated leased occupancy increased from 92% to 95% during the year; we have now set our sights on reaching 98%, a level we last attained in 2017. The viability of brick-and-mortar shopping may have been questioned prior to and during the COVID pandemic, but there is little debate today about the importance physical stores play in the real estate plans of leading retailers. In fact, foot traffic at our centers increased by more than 6% in 2022 as compared to pre-pandemic levels in 2019. Proximity to the customer matters as stores function in an increasing number of ways – in-store shopping, pick-up of online purchases and facilitating local deliveries.

Strategy and Capital Allocation

Our strategy is focused on improving retail real estate in our core first-ring suburban markets throughout the Washington, D.C.-to-Boston corridor. We are primarily doing this by enhancing our tenant mix with grocers and discounters and increasing customer traffic. We are also extracting value by creating new parcels in underutilized parking areas with sought-after quick-service restaurants and medical uses. In other cases, we are pursuing densification efforts to entitle land surrounding our properties with residential uses including land we own adjacent to Bergen Town Center. The in-fill, high-density nature of our portfolio lends itself to these opportunities and our team is laser focused on unlocking this value.

We are also reducing our general and administrative expenses to better leverage our management, leasing and development expertise. When we outlined our guidance for 2023, we noted that general and administrative expenses are expected to decline by 10% this year. We continue to evaluate ways to achieve more efficiencies and further streamline our decision making.

Given the significant increase in interest rates, we have adjusted our required return hurdles to reflect a higher cost of our capital and have ensured that new development and retenanting projects meet these new return thresholds. Currently, our development pipeline is comprised of $216 million of projects expected to generate an unleveraged return of 12%. Many of these investments are anchor repositioning projects that will upgrade the tenancy while benefiting the communities they serve. In 2022, we were pleased to see the opening of Uncle Giuseppe’s, Chopt and Crumbl Cookies at Briarcliff Commons, Five Below at Bruckner, ShopRite and Marshalls at Huntington Commons, Kohl’s at Bergen Town Center, and Five Below and Skechers at Tonnelle Commons. Similar projects slated for completion in 2023 include Sector Sixty6 at Las Catalinas, Aldi at Bruckner, Walgreen’s at Montehiedra, CityMD at Briarcliff Commons and Total Wine at Cherry Hill. As these tenants come online, we anticipate our centers will attract new, vibrant and better junior anchor and shop tenants leading to additional NOI growth and cap rate compression.

There is perhaps no better example of seeing our strategy in action than looking at the past and the future of Bruckner Commons, a 500,000 square foot retail center located in the Bronx, New York. This multi-phased project started with the replacement of a lower quality, local grocer with the first ever ShopRite to enter the Bronx providing residents with high quality produce, meats, an in-store bakery and amenities not found in nearby properties. Late last year, we announced further upgrades to the center by signing a lease with Target to take 139,000 square feet of the two-level 187,000 square foot space previously occupied by Kmart. Coupled with the façade renovation completed in 2021 and the opening of Aldi and Five Below at The Shops at Bruckner next door, we are now well on our way to creating a greatly enhanced retail destination in one of the most densely populated trade areas in New York. In 2025, when Target is expected to open its doors, the transformation will be complete, and it will have covered every aspect of Urban Edge’s strategy - accretive investment of our capital, rent growth from adjacent renewals and new leases, an improved and better mix of retailers, and a positive investment in the community. We are excited to watch Bruckner Commons grow, and to duplicate this success in other projects across the portfolio.

Balance Sheet Stewardship

Running our business with a strong balance sheet has always been a fundamental pillar of our strategy, and we remain committed to doing so in the future. We have significant liquidity in place to not only withstand economic impacts but also to ensure we have capital to deploy if accretive opportunities arise. Our total liquidity as of December 31, 2022 was $929 million, comprised of $129 million in cash and $800 million available under our undrawn line of credit. Our use of non-recourse mortgage financing protects our balance sheet as the risk associated with each piece of debt can be individually measured against the operating income and value attached to it on a property-by-property basis. This strategy proved to be valuable in 2020 when we were able to negotiate debt reductions of $93 million on our two properties in Puerto Rico.

Our mortgage maturity profile over the next three years is very manageable. We anticipate announcing the successful refinancing of Bergen Town Center’s $300 million mortgage in April. Assuming completion of that refinancing, only $225 million of maturities will be coming due through 2025, representing less than 15% of our total debt, which we believe is the lowest percentage among our peer group. These mortgages are on assets that are performing well with growing cash flows, and we expect multiple lending sources will be candidates to refinance them as we get closer to their respective maturity dates. In addition to focusing on the maturity profile of our debt, we are also mindful of our overall leverage levels. As of December 31, 2022, our net debt to adjusted EBITDAre was 6.9x. We expect this to decline to 6.5x as gross rents embedded in our signed but not opened pipeline commence and we grow net operating income from leases under negotiation.

ESG

We continue to make excellent progress advancing initiatives related to our environmental, social and governance goals. On the energy front, we are using environmental management systems to help us achieve our goals and have established ambitious short and medium-term targets to reduce our scope 1 and 2 greenhouse gas emissions by 30% before 2025 and by 50% before 2030 from a 2015 base year. Our investment in social programs, training and benefits is having a positive impact on our employees as we expand health and wellness programs, introduce new diversity, equity and inclusion policies and focus on developing our team members with skills that help them both professionally and personally. Our commitment to sound governance practices has resulted in the continued refreshment of our Board of Trustees as discussed further below. We are proud of our accomplishments in this area and look forward to a continued open and transparent communication process to convey our progress on ESG initiatives.

Resiliency of Shopping Centers

On a macro level, the shopping center industry has remained resilient in the face of economic uncertainty and higher inflation. The store is where retailers generate their highest profits and retailers have recognized the importance of brick-and-mortar stores and the critical role the store plays in omnichannel fulfillment. This has led many retailers to expand their store count, driving U.S. shopping center vacancy to its lowest level since 2007 according to Cushman & Wakefield. This low level of market vacancy is expected to be a positive catalyst for future leasing opportunities and will drive higher occupancy and rents.

Tenant turnover remains an expected part of our business. Notable at-risk tenants in our portfolio include Bed Bath & Beyond, Regal Cinemas, and Party City which collectively represent less than 1.6% of our total base rent. Should these retailers vacate our properties, we expect to have numerous backfill opportunities to replace them at higher rents with a variety of sought-after tenants including grocers and leading discounters. We have a proven skillset to upgrade and enhance our properties via anchor retenanting projects, as we have completed a number of transformational upgrades over the last several years. Once we complete our redevelopments underway, nearly 70% of our portfolio value will have undergone a substantial repositioning and will require less capital in the future. These property upgrades have resulted in stronger, more stable cash flows as we have focused on tenant quality and improved co-tenancy as part of our releasing efforts. In fact, 65% of our assets are anchored by grocers, 10% by Home Depot or Lowe’s and 7% by industrial and self-storage uses, with the remaining 18% anchored by discounters such as T.J. Maxx, Burlington, and Ross. We believe the strength of our tenancy will provide great stability even in the face of a recessionary environment.

Growing Our Talent Base

I am delighted that Jeff Mooallem, our new Chief Operating Officer, started with us in January. An exceptionally talented real estate executive, Jeff has broad-based experience developing, leasing, and acquiring retail real estate. During his more than twenty-five years in the industry, he has developed a proven track record which I witnessed firsthand during our time together at Equity One. Jeff oversaw all aspects of the West Coast division during the four years we worked together, and he is excited to grow the value of our portfolio here at Urban Edge.

I am proud to report on a number of key promotions throughout our team. Scott Auster, our Head of Leasing, was named Executive Vice President. Scott was the captain of the team that produced the record leasing results I highlighted earlier. On our accounting and finance team, Andrea Drazin was promoted to Chief Accounting Officer, Etan Bluman was promoted to Senior Vice President of Finance and Investor Relations and Rob Vergara was promoted to Senior Vice President of Property Accounting. I’d also like to recognize Josh Birns, Vice President of Leasing, who was awarded employee of the year for 2022. Josh was a significant contributor to the record leasing volumes we achieved and is also an exemplary team player and well-rounded deal maker who understands the value of building tenant relationships.

All these individuals share a passion to meet the highest standards and have been outstanding leaders in their respective departments.

Board Refreshment

We have an extremely talented, experienced and engaged Board of Trustees. Over the last year and a half, the Board undertook a refreshment effort by rotating committee responsibilities, improving governance and adding diversity. Our newest board members include Norm Jenkins, Kathy Sandstrom, Mary Baglivo and Katy Rice. The exceptional depth and breadth of experience these board members provide will certainly be a benefit to all our stakeholders given their real estate, capital markets, leadership, ESG and investment expertise.

Thank You, Mr. Roth

Steven Roth will not be running for re-election for the 2023-2024 board term. Mr. Roth’s unparalleled drive and vision served as the foundation for creating Urban Edge via the spinoff of its shopping center portfolio from Vornado in 2015. Steve’s knowledge of our portfolio and our markets proved invaluable during his service. Steve’s unique ability to identify and focus on the most important issues facing our business will be missed. He has assured us that he will continue to be available for advice and consultation, and we intend to take him up on that. I will always be thankful for the time, advice and mentorship he has provided to me.

Well Positioned for the Future

The strong results we produced in 2022 – including significant growth in earnings, NOI and occupancy during the year - have positioned Urban Edge well for the future. We expect to achieve meaningful earnings growth in the years ahead fueled by income from leases signed but not yet opened and the added contribution from leases under negotiation. We look forward to providing more detail on our three-year plan and our longer-term growth targets in the near future.

We will remain disciplined in our capital allocation approach and look forward to finding additional opportunities to create value for our investors. While headlines continue to highlight uncertainty in the macro economy, we take comfort in the quality of our portfolio and believe we are well positioned to achieve attractive growth based on the strength of our real estate and tenancy.

In closing, our achievements this past year are the result of the determination and resiliency of the Urban Edge team. We are proud of the culture and spirit of teamwork that exists within our organization, and we thank all our employees for their contributions.

To you, our shareholders, we greatly appreciate the support and trust you have provided to us and thank you for being an investor in Urban Edge.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 17, 2023

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the ongoing COVID-19 pandemic and related COVID-19 variants; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors, including the discontinuation of USD LIBOR, which is currently anticipated to occur in 2023; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2022.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this letter. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this letter. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this letter.

NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes Funds From Operations ("FFO") is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses Net Operating Income ("NOI") internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 69 properties for the quarters ended December 31, 2022 and 2021 and 68 properties for the years ended December 31, 2022 and 2021. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•Earnings Before Interest, Taxes, Depreciation and Amortization for real estate ("EBITDAre") and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2022, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables that follow.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2022 and 2021. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31,	Year Ended December 31,
(in thousands, except per share amounts)	2022	2021
Net income	$47,339	$107,815
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,895)	(4,296)
Consolidated subsidiaries	726	(833)
Net income attributable to common shareholders	46,170	102,686
Adjustments:
Rental property depreciation and amortization	97,460	91,468
Gain on sale of real estate	(353)	(18,648)
Real estate impairment loss	—	468
Limited partnership interests in operating partnership	1,895	4,296
FFO Applicable to diluted common shareholders	145,172	180,270
FFO per diluted common share(1)	1.19	1.48
Adjustments to FFO:
Transaction, severance and litigation expenses(2)	4,938	861
Reinstatement of receivables arising from the straight-lining of rents, net	(384)	(1,216)
Real estate tax settlements related to prior periods(5)	(1,232)	—
Impact of lease terminations(3)	—	(44,540)
Tax impact of Puerto Rico transactions(4)	—	(1,137)
Tenant bankruptcy settlement income	(36)	(771)
FFO as Adjusted applicable to diluted common shareholders	$148,458	$133,467
FFO as Adjusted per diluted common share(1)	$1.21	$1.09

Weighted Average diluted common shares(1)	122,318	122,107

(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the years ended December 31, 2022 and 2021 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of Long-Term Incentive Plan ("LTIP") and Operating Partnership ("OP") units which may be redeemed for our common shares.
(2) Amount for the year ended December 31, 2022 includes $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(3) Amount reflects accelerated amortization of below-market intangible liabilities, net of the portion attributable to noncontrolling interests, for the year ended December 31, 2021.
(4) Amount for the year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020.
(5) The real estate tax settlement adjustments related to prior periods totaled $1.4 million. The $1.2 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the years ended December 31, 2022 and 2021. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31,	Year Ended December 31,
(Amounts in thousands)	2022	2021
Net income	$47,339	$107,815
Other income	(125)	(561)
Depreciation and amortization	98,432	92,331
General and administrative expense	43,087	39,152
Real estate impairment loss	—	468
Gain on sale of real estate	(353)	(18,648)
Interest income	(1,107)	(360)
Interest and debt expense	58,979	57,938
Income tax expense	2,903	1,139
Non-cash revenue and expenses	(8,257)	(55,463)
NOI	240,898	223,811
Adjustments:
Tenant bankruptcy settlement income and lease termination income	(822)	(1,313)
Sunrise Mall net operating loss(5)	2,544	3,031
Real estate tax settlements related to prior periods(1)	(1,441)	—
Non-same property NOI and other(2)	(31,117)	(23,687)
Same-property NOI(3)	$210,062	$201,842
NOI related to properties being redeveloped	19,054	20,915
Same-property NOI including properties in redevelopment(4)	$229,116	$222,757

(1) NOI for the year ended December 31, 2022 includes $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.
(2) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period.
(3) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 5.3% compared to the year ended December 31, 2021.
(4) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 4.2% compared to the year ended December 31, 2021.
(5) Net operating loss at Sunrise Mall for the year ended December 31, 2022 includes real estate tax settlements of $1.3 million related to the current year. Excluding the impact of the current year real estate tax settlements, net operating loss for the year ended December 31, 2022 is $3.9 million.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre
The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarter and year ended December 31, 2022. Net income is considered the most directly comparable GAAP measure.

	Quarter Ended December 31,	Year Ended December 31,
(Amounts in thousands)	2022	2022
Net income	$14,331	$47,339
Depreciation and amortization	24,871	98,432
Interest and debt expense	15,468	58,979
Income tax expense	641	2,903
Gain on sale of real estate	—	(353)
Real estate impairment loss	—	—
EBITDAre	55,311	207,300
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses(1)	3,132	4,938
Reinstatement of receivables arising from the straight-lining of rents, net	(149)	(384)
Real estate tax settlements related to prior periods(2)	(1,441)	(1,441)
Tenant bankruptcy settlement income	—	(36)
Adjusted EBITDAre	$56,853	$210,377

(1) Amounts for the quarter and year ended December 31, 2022 include $1.8 million of severance expense and $0.7 million of accelerated stock compensation expense related to the departure of certain executives of the Company in the fourth quarter of 2022. The remainder is related to non-routine litigation expenses and transaction costs.
(2) Amount reflects $1.4 million of prior year real estate tax adjustments, inclusive of the portion attributable to noncontrolling interests, for the settlement of successful appeals.